EXHIBIT 99.1

Leidos Holdings, Inc. Reports First Quarter Fiscal Year 2018 Results

•	Revenues: $2.44 billion

•	Diluted Earnings per Share: $0.66

•	Non-GAAP Diluted Earnings per Share: $1.03

•	Net Bookings: $2.5 billion (book-to-bill ratio of 1.02)

RESTON, Va., May 3, 2018 – Leidos Holdings, Inc. (NYSE: LDOS), a global science and technology leader, today reported financial results for the first quarter of fiscal year 2018.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented: "Our first quarter results demonstrate a strong start to the year, with notable performance in bookings, profitability and cash generation. These results reflect the power of the efficient and flexible cost structure behind our innovative technical solutions, and the unwavering commitment of our employees to deliver excellence in program performance and value to our customers. Book-to-bill was at the highest level of any first quarter in the last five years due to improved win rates and an enhanced business development engine. Strong bookings combined with a positive budgetary outlook bolster our ability to grow and deliver increased value to our customers, shareholders, and employees."
Summary Results
Revenues for the quarter were $2.44 billion, compared to $2.58 billion in the prior year quarter, reflecting a 5.3% decrease.
Operating income for the quarter was $159 million, compared to $141 million in the prior year quarter. Operating margin increased to 6.5% from 5.5% in the prior year quarter, primarily due to decreases in amortization of intangible assets, acquisition and integration costs and restructuring charges. Excluding these items, non-GAAP operating income margin for the quarter increased to 9.7% from 9.4% in the prior year quarter.
Diluted earnings per share ("EPS") attributable to Leidos common stockholders for the quarter was $0.66, compared to $0.47 in the prior year quarter. Excluding the items mentioned in the preceding paragraph, non-GAAP diluted EPS for the quarter was $1.03, compared to $0.88 in the prior year quarter. The weighted average diluted share count for the quarter was 154 million compared to 153 million in the prior year quarter.
Defense Solutions
Defense Solutions revenues for the quarter of $1,178 million decreased by $116 million, or 9.0%, compared to the prior year quarter. The revenue decrease was primarily attributable to timing of revenue recognition on certain contracts, the completion of certain contracts and net volume decreases, partially offset by revenues from new awards.
Defense Solutions operating income margin for the quarter was 7.2%, compared to 6.1% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 8.7%, compared to 7.3% in the prior year quarter, due to stronger program performance on certain contracts.
Civil
Civil revenues for the quarter of $840 million decreased by $2 million, or 0.2%, compared to the prior year quarter. The revenue change was due to increased revenues from new awards and the favorable impact of foreign exchange rates. These were more than offset by net volume decreases and lower revenues from our international business due to the completion of a contractual deliverable in the prior year quarter.
Civil operating income margin for the quarter was 8.8%, compared to 6.4% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 11.8%, compared to 10.5% in the prior year quarter, reflecting stronger program performance on certain contracts.

Health
Health revenues for the quarter of $425 million decreased by $18 million, or 4.1%, compared to the prior year quarter. The revenue decrease was primarily attributable to timing of revenue recognition and completion of certain contracts, partially offset by net volume increases.
Health operating income margin for the quarter was 9.9%, compared to 10.6% in the prior year quarter. On a non-GAAP basis, operating income margin for the quarter was 12.5%, compared to 14.9% in the prior year quarter, primarily attributable to higher profit write-ups in the prior year quarter.
Cash Flow Summary
Net cash provided by operating activities for the quarter was $22 million compared to $71 million net cash used in operating activities in the prior year quarter. The increased operating net cash inflows were primarily due to a higher than expected level of advance contract payments from customers, timing of collections of receivables and lower payments for integration and restructuring costs, partially offset by cash paid in the quarter of $24 million related to the 2016 acquisition of the IS&GS Business.
Net cash used in investing activities for the quarter was $96 million compared to $5 million in the prior year quarter. The increase was primarily due to cash paid in the quarter of $81 million related to the 2016 acquisition of the IS&GS Business and higher purchases of property, plant and equipment.
Net cash used in financing activities for the quarter was $91 million compared to $78 million in the prior year quarter. The increase was primarily due to the repurchase of shares of common stock under the share repurchase program for an aggregate purchase price of $10 million.
As of March 30, 2018, the Company had $215 million in cash and cash equivalents and $3.1 billion of debt.
New Business Awards
Net bookings totaled $2.5 billion in the quarter, representing a book-to-bill ratio of 1.02.
Notable recent awards received include:

•
United States Army: Leidos was awarded a follow-on $200 million hybrid contract (cost-plus-fixed-fee and firm-fixed-price) to support geospatial requirements, standards and systems across the U.S. Army. The multiple-award contract has a potential five-year period of performance and work will be performed in Alexandria, VA. Under the contract, Leidos will continue to provide technologies and expertise to support the U.S. Army's ongoing geospatial research, integration, development, and operational requirements at the U.S. Army Geospatial Center at Fort Belvoir. Leidos will also develop geospatial enterprise-enabled systems for the Army and other Department of Defense ("DOD") and non-DOD entities.

•
United States Army: Leidos was awarded a follow-on prime contract to continue to provide logistics services to the 1st Theater Sustainment Command in support of U.S. Army Central, the Army component of U.S. Central Command. Leidos will apply its expertise in delivering resilient mission logistics services to provide receipt, storage, maintenance, issue and distribution of ammunition. The single-award cost-plus-fixed-fee/cost-plus-incentive-fee contract has a one-year base period of performance, five one-year options, and a total contract value of approximately $112 million.

•
Federal Aviation Administration: Leidos was awarded a task order to develop the 7th Generation geostationary earth orbit satellite used for the Federal Aviation Administration's Wide Area Augmentation System ("WAAS"). The task order supports the WAAS, a safety-critical system that augments Global Positioning System ("GPS") Standard Positioning Service. WAAS enables aircraft to rely on GPS for all phases of flight, including precision approaches to any airport within its service area. The task order has a four-year development phase, and one 10-year Operations and Maintenance phase with a total contract value of approximately $117 million.

•
Intelligence Community: The Company was awarded contracts valued at $1.3 billion, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog at the end of the quarter was $17.6 billion, of which $4.6 billion was funded.
Forward Guidance
The Company affirms previously issued fiscal year 2018 guidance as follows:

•	Revenues of $10.25 billion to $10.65 billion;

•	Adjusted EBITDA margins of 10.1% to 10.4%;

•	Non-GAAP diluted earnings per share of $4.15 to $4.50; and

•	Cash flows provided by operating activities at or above $675 million.
Non-GAAP diluted earnings per share excludes amortization of acquired intangible assets, asset impairment charges, restructuring expenses, acquisition and integration costs and amortization of an equity method investment to reflect non-GAAP exclusions. See Leidos' non-GAAP financial measures and the related reconciliation included elsewhere in this release.
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margins (non-GAAP) or non-GAAP diluted earnings per share to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected GAAP net income and diluted earnings per share being materially less than projected adjusted EBITDA margins (non-GAAP) and non-GAAP diluted earnings per share.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 7:30 A.M. eastern time on May 3, 2018. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering conference ID 13677974.
About Leidos
Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, homeland security, civil and health markets. The company’s 31,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $10.17 billion for the fiscal year ended December 29, 2017.
For more information, visit www.leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, EBITDA margins (including on a non-GAAP basis), operating income, earnings, earnings per share (including on a non-GAAP basis), charges, backlog, bookings, contract values, outstanding shares and cash flows, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of May 3, 2018. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly M. Freeman	Melissa L. Koskovich
571.526.7686	571.526.6850
ir@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	March 30, 2018	March 31, 2017
Revenues	$2,443	$2,580
Cost of revenues	2,086	2,233
Selling, general and administrative expenses	178	181
Acquisition and integration costs	11	19
Asset impairment charges	7	—
Restructuring expenses	6	13
Equity earnings of non-consolidated subsidiaries	(4)	(7)
Operating income	159	141
Interest expense, net	(34)	(36)
Other income, net	—	3
Income before income taxes	125	108
Income tax expense	(23)	(34)
Net income	102	74
Less: net income attributable to non-controlling interest	—	2
Net income attributable to Leidos common stockholders	$102	$72
Earnings per share:
Basic	$0.67	$0.48
Diluted	0.66	0.47
Weighted average number of common shares outstanding:
Basic	152	150
Diluted	154	153

Cash dividends declared per share	$0.32	$0.32

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 30, 2018	December 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$215	$390
Receivables, net	1,914	1,831
Inventory, prepaid expenses and other current assets	506	453
Total current assets	2,635	2,674
Property, plant and equipment, net	227	232
Intangible assets, net	806	856
Goodwill	4,976	4,974
Other assets	269	254
	$8,913	$8,990
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,622	$1,639
Accrued payroll and employee benefits	379	487
Dividends payable	14	17
Income taxes payable	7	4
Long-term debt, current portion	81	55
Total current liabilities	2,103	2,202
Long-term debt, net of current portion	3,007	3,056
Deferred tax liabilities	221	220
Other long-term liabilities	148	129
Stockholders’ equity:
Common stock, $.0001 par value, 500 million shares authorized, 152 million and 151 million shares issued and outstanding at March 30, 2018 and December 29, 2017, respectively	—	—
Additional paid-in capital	3,338	3,344
Accumulated earnings (deficit)	37	(7)
Accumulated other comprehensive income	56	33
Total Leidos stockholders’ equity	3,431	3,370
Non-controlling interest	3	13
Total equity	3,434	3,383
	$8,913	$8,990

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 30, 2018	March 31, 2017
Cash flows from operations:
Net income	$102	$74
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	63	82
Stock-based compensation	11	10
Asset impairment charges	7	—
Other	7	3
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(84)	(190)
Inventory, prepaid expenses and other current assets	(63)	22
Accounts payable and accrued liabilities	60	(37)
Accrued payroll and employee benefits	(107)	(86)
Deferred income taxes and income taxes receivable/payable	28	31
Other long-term assets/liabilities	(2)	20
Net cash provided by (used in) operating activities	22	(71)
Cash flows from investing activities:
Payments for property, plant and equipment	(15)	(7)
Acquisitions of businesses	(81)	—
Other	—	2
Net cash used in investing activities	(96)	(5)
Cash flows from financing activities:
Payments of long-term debt	(17)	(22)
Proceeds from issuances of stock	4	1
Repurchases of stock and other	(22)	(6)
Dividend payments	(52)	(50)
Other	(4)	(1)
Net cash used in financing activities	(91)	(78)
Net decrease in cash, cash equivalents and restricted cash	(165)	(154)
Cash, cash equivalents and restricted cash at beginning of period	422	396
Cash, cash equivalents and restricted cash at end of period	$257	$242

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

The segment information for the periods presented was as follows:

	Three Months Ended
	March 30, 2018	March 31, 2017	Dollar change	Percent change
Revenues:
Defense Solutions	$1,178	$1,294	$(116)	(9.0)%
Civil	840	842	(2)	(0.2)%
Health	425	443	(18)	(4.1)%
Corporate	—	1	(1)	NM
Total	$2,443	$2,580	$(137)	(5.3)%

Operating income (loss):
Defense Solutions	$85	$79	$6	7.6%
Civil	74	54	20	37.0%
Health	42	47	(5)	(10.6)%
Corporate	(42)	(39)	(3)	NM
Total	$159	$141	$18	12.8%

Operating income margin:
Defense Solutions	7.2%	6.1%
Civil	8.8%	6.4%
Health	9.9%	10.6%
Total	6.5%	5.5%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Our estimate of backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options, foreign currency movements, etc.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity ("IDIQ"), General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future task orders is anticipated.
The estimated value of backlog as of the dates presented was as follows:

	March 30, 2018	December 29, 2017
Defense Solutions:
Funded backlog	$2,162	$2,384
Negotiated unfunded backlog	5,928	5,285
Total Defense Solutions backlog	$8,090	$7,669
Civil:
Funded backlog	$1,816	$2,064
Negotiated unfunded backlog	5,458	5,321
Total Civil backlog	$7,274	$7,385
Health:
Funded backlog	$596	$595
Negotiated unfunded backlog	1,648	1,827
Total Health backlog	$2,244	$2,422
Total:
Funded backlog	$4,574	$5,043
Negotiated unfunded backlog	13,034	12,433
Total backlog	$17,608	$17,476
Total backlog at March 30, 2018, included $88 million of benefit due to the exchange rate movements between the U.S. dollar and the British pound.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin and non-GAAP EPS, which are not measures of financial performance under generally accepted accounting principles in the U.S. ("GAAP") and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from net income: (i) non-operating expense, net; (ii) adjustments to the income tax provision to reflect non-GAAP adjustments; and (iii) the following discrete items:

•	Acquisition and integration costs – Represents costs related to the acquisition and integration of the IS&GS Business.

•	Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.

•	Restructuring expenses – Represents costs associated with lease termination and severance costs related to the Company’s acquisition of the IS&GS Business and other Corporate mandated activities.

•	Amortization of an equity method investment – Represents the amortization of the fair value of an equity method investment acquired with the IS&GS Business.

•	Asset impairment charges – Represents impairments of long-lived tangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenue.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; and (iv) depreciation expense.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenue.
Non-GAAP EPS is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures:

	Three Months Ended March 30, 2018
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investment	Asset impairment charges	Non-GAAP results
Operating income	$159	$11	$50	$6	$3	$7	$236
Non-operating expense, net	(34)	—	—	—	—	—	(34)
Income before income taxes	125	11	50	6	3	7	202
Income tax expense(1)	(23)	(3)	(13)	(2)	—	(2)	(43)
Net income attributable to Leidos common stockholders	$102	$8	$37	$4	$3	$5	$159

Diluted EPS attributable to Leidos common stockholders	$0.66	$0.05	$0.24	$0.03	$0.02	$0.03	$1.03
Diluted shares	154	154	154	154	154	154	154

	Three Months Ended March 30, 2018
	As reported	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investment	Asset impairment charges	Non-GAAP results
Income before income taxes	$125	$11	$50	$6	$3	$7	$202
Depreciation expense	13	—	—	—	—	—	13
Amortization expense	53	—	(50)	—	(3)	—	—
Interest expense, net	34	—	—	—	—	—	34
EBITDA	$225	$11	$—	$6	$—	$7	$249
EBITDA margin	9.2%						10.2%
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)

	Three Months Ended March 31, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles(2)	Restructuring expenses	Non-GAAP results
Operating income	$141	$19	$69	$13	$242
Non-operating expense, net	(33)	—	—	—	(33)
Income before income taxes	108	19	69	13	209
Income tax expense(1)	(34)	(7)	(27)	(5)	(73)
Net income	74	12	42	8	136
Less: net income attributable to non-controlling interest	2	—	—	—	2
Net income attributable to Leidos common stockholders	$72	$12	$42	$8	$134

Diluted EPS attributable to Leidos common stockholders	$0.47	$0.08	$0.28	$0.05	$0.88
Diluted shares	153	153	153	153	153

	Three Months Ended March 31, 2017
	As reported	Acquisition and integration costs	Amortization of intangibles(2)	Restructuring expenses	Non-GAAP results
Income before income taxes	$108	$19	$69	$13	$209
Depreciation expense	13	—	—	—	13
Amortization expense	69	—	(69)	—	—
Interest expense, net	36	—	—	—	36
EBITDA	$226	$19	$—	$13	$258
EBITDA margin	8.8%				10.0%
(1) Calculation uses an estimated statutory tax rate on non-GAAP tax deductible adjustments.
(2) Amortization was based on the preliminary fair value of the acquired intangibles and was subject to change once purchase accounting was finalized.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following tables present the reconciliation of the non-GAAP operating income by reportable segment and Corporate:

	Three Months Ended March 30, 2018
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles	Restructuring expenses	Amortization of equity method investment	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$85	$—	$17	$—	$—	$—	$102	8.7%
Civil	74	—	22	—	3	—	99	11.8%
Health	42	—	11	—	—	—	53	12.5%
Corporate	(42)	11	—	6	—	7	(18)	NM
Total	$159	$11	$50	$6	$3	$7	$236	9.7%

	Three Months Ended March 31, 2017
	Operating income (loss)	Acquisition and integration costs	Amortization of intangibles(1)	Restructuring expenses	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$79	$—	$16	$—	$95	7.3%
Civil	54	—	34	—	88	10.5%
Health	47	—	19	—	66	14.9%
Corporate	(39)	19	—	13	(7)	NM
Total	$141	$19	$69	$13	$242	9.4%
NM - Not Meaningful
(1) Amortization was based on the preliminary fair value of the acquired intangibles and was subject to change once purchase accounting was finalized.